Exhibit 10.1

Source Financial, Inc.
Level6/97 Pacific Highway
North Sydney NSW 2060
Australia

February 10, 2014

Mr. Marco Garibaldi
Mr. Edward DeFeudis
WikiTechnologies, Inc.
50 Old Kings Highway N
Suite 204
Darien, CT 06820

Dear Marco and Ted:

This is to confirm our agreement to unwind that portion of the Share Exchange Agreement dated as of May 30, 2013 by and among Source Financial, Inc. (“Source”), Moneytech Limited and its shareholders and you (the “Exchange Agreement”), relating to the ownership and operation of WikiTechnologies, Inc. Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Exchange Agreement.

Source agrees to instruct Eaton & Van Winkle LLP (“EVW”), as escrow agent under the Escrow Agreement, to deliver to you certificates evidencing all of the outstanding shares of WikiTechnologies currently held in escrow.  Unless we are instructed otherwise by you, one-half of the shares of WikiTechnologies will be registered in each of your names.  You agree to instruct EVW to deliver out of escrow for cancellation, 2,140,000 of the shares of the common stock of Source deposited in escrow by you in connection with the transactions contemplated by the Share Exchange Agreement and to deliver the remaining 100,000 shares to Robert Pearson.

Each of you will execute and deliver to Source a “lock-up” agreement in the form annexed hereto as Exhibit E whereby each of you agrees not to sell publicly, pursuant to Rule 144 or otherwise, any of the shares of common stock of Source held by you as of the date hereof during the period commencing as of the date hereof and ending twelve months from the date on which Source closes a public offering of its securities (the “Source Offering”), provided that if by July 15, 2014, Source has not completed a Source Offering, you will be relieved from the lock-up from such date until such time as Source requests that the SEC declare effective a registration statement relating to a Source Offering.  Notwithstanding the foregoing, (i) during each calendar month commencing with February 2014 and continuing to the date on which Source closes a Source Offering (the “Pre-Offering Months”), each of you will be permitted to sell pursuant to Rule 144 up to 2,500 shares of the Common Stock of Source currently held by you, (ii) any of such 2,500 shares not sold during a Pre-Offering Month may be carried forward and sold in another Pre-Offering Month, (iii) during the first three successive 30 day periods commencing as of the date of the closing of the Source Offering (each of such 30-day periods and the following successive 30-day periods being referred to as the “Post-Offering Months”), each of you will not be permitted to sell any of the shares of Common Stock of Source currently held by you, (iv) during each of the fourth through the sixth Post-Offering Months each of you will be permitted to sell pursuant to Rule 144 up to 2,500 shares of the Common Stock of Source currently held by you, provided that there shall be no “carry-forward” of unsold shares, (iv) during the seventh through twelfth Post-Offering Months each of you shall be permitted to sell pursuant to Rule 144 up to 10,000 shares of the Common Stock of Source currently held by you, provided that there shall be no “carry-forward” of unsold shares.  You shall be relieved of all restrictions under the lock-up agreement on the first anniversary of the closing of the Source Offering.

If at any time prior to the expiration of the ninety day period commencing on the expiration of the twelfth Post-Offering Month (the “Protected Period”), Source shall effectuate a “reverse-split” of its common stock and there shall be issued to or otherwise set aside for or made available to Hugh Evans, any of the directors of Source or any of their respective family members or affiliates, a number of shares of Source in excess of 5% of the number of shares outstanding as of the completion of the reverse split (such issuance, the “Make-whole Issuance”), there shall be issued to each of you the number of shares of the common stock of Source determined as follows:

X = ((number of shares held by Evans after Make-whole Issuance/number of shares held by Evans immediately after reverse split) x number of shares held by you after reverse split) – number of shares held by you after reverse split.

For example, if after the reverse split Evans has 500,000 shares of Common Stock and one of you has 50 shares of common stock, and 1,000,000 shares of common stock are issued to Evans, 100 shares will be issued to the one of you that has 50 shares.  Obviously, the other of you will receive the same proportionate increase in your shares.

If, in your reasonable judgment, a protective issuance is made to someone other than Evans, at your request the shareholdings of such individual shall be substituted for the shareholdings of Evans in the above formula.

If your lock-up is suspended July 15, 2014, because Source has not closed the Source Offering, and 120 days expires before the closing of the Source Offering subjecting you to a new lock up period, the Protected Period shall expire on such 120th day.  If you are re-locked on or prior to such 120th day, the Protected Period shall end 450 days after the closing of the Source Offering.

WikiTechnologies will execute and deliver to Source an agreement in the form of Exhibit F whereby WikiTechnologies grants to Source a right to acquire its technologies in the event WikiTechnologies commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding whereby it could be adjudicated a bankrupt or insolvent, or the consents to the entry of a decree or order for relief in respect of an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by WikiTechnologies of a petition or answer or consent seeking reorganization or relief under any such applicable law, or the consent by WikiTechnologies to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of WikiTechnologies or of any substantial part of its property, or the making by WikiTechnologies of an assignment for the benefit of creditors, or the taking of action by WikiTechnologies in furtherance of any such action;

Source and Hugh Evans (“Evans”) will execute and deliver releases in favor of each of you and WikiTechnologies in the forms annexed hereto as Exhibits A and B, respectively.  Each of you and WikiTechnologies will execute and deliver to Source and Evans releases in favor of Source and Evans in the forms annexed hereto as Exhibits C-1, C-2 and D. In its release, WikiTechnologies will indemnify Source against any claim that may be made by Pearson arising out of the actions of WikiTechnologies.

The designees of Source serving on the Board of Directors of Wiki will deliver their resignations as directors of Wiki.

A closing (the “Closing”) at which the foregoing deliveries will be made will be held no later than February 12, 2014.

If the foregoing accurately reflects the agreement among us with respect to unwinding that portion of the Share Exchange Agreement relating to the ownership and operation of WikiTechnologies, Inc., please so signify by signing a copy of this letter in the space below provided for your signature and returning such signed copy to us, whereupon it shall become a binding agreement.

Source Financial, Inc.

By:	/s/ Hugh Evans
Hugh Evans
President and Chief Executive Officer

/s/ Hugh Evans
Hugh Evans, Individually

Accepted and agreed to as of the date set forth above.

/s/ Marco Garibaldi
Marco Garibaldi

/s/ Edward DeFeudis
Edward DeFeudis